PALATIN TECHNOLOGIES CLOSES ON
                   APPROXIMATELY $10.8 MILLION IN PRIVATE PLACEMENT

PRINCETON, NJ -- April 8, 1997 -- Palatin Technologies, Inc. (EBB:PLTN) today announced that it has closed in the aggregate on approximately $10.8 million in a private placement of Series A Convertible Preferred Stock. The issued Series A Preferred Stock is convertible to approximately 6,420,000 shares of common stock at the conversion rate now in effect.

     Placed with institutional and accredited individual investors, the securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Palatin Technologies has agreed to undertake to file a registration statement under the Securities Act of 1933, as amended, to permit resales of the common stock issuable upon conversion of the Series A Preferred Stock.

     Palatin Technologies is a development stage medical technology company dedicated to developing and commercializing products and technologies for diagnostic imaging, cancer therapy and ethical drug development based upon its proprietary monoclonal antibody, radiolabeling and enabling peptide platform technologies.

CONTACT:

Allen & Caron

Mark Alvino (investors)
212/698-1360

Owen Daley (media)
714/252-8440

or

Palatin Technologies, Inc.
Edward J. Quilty, Chairman & CEO
609/520-1911